Exhibit 99.2

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

Omega Protein Subsidiary Reaches Agreement To Resolve Previously Disclosed

Coast Guard and EPA Investigation

HOUSTON, TX – June 5, 2013 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated producer of omega-3 fish oils and specialty protein products, today announced that its subsidiary, Omega Protein, Inc., has reached an agreement with the United States Attorney’s Office for the Eastern District of Virginia that resolves a pending U.S. Coast Guard and Environmental Protection Agency (“EPA”) investigation related to its Reedville, Virginia fishing vessels and operations.

As previously disclosed, in April 2010, the Company received a request for information from the EPA concerning its subsidiary’s bail wastewater practices used in fishing operations at its Reedville facility. Also as previously disclosed, in February 2011, the U.S. Coast Guard conducted inspections at the Reedville facility regarding the Reedville vessels’ bilge water discharge practices. Omega Protein’s subsidiary’s agreement with the U.S. Attorney’s Office resolves both issues.

Pursuant to terms of the agreement, Omega Protein’s subsidiary has pleaded guilty to two Clean Water Act violations. The plea agreement requires Omega Protein’s subsidiary to pay a $5.5 million fine, be placed on a three year term of probation, and implement an environmental compliance program. In addition to the $5.5 million fine, the subsidiary will be required to make a $2 million payment to the National Fish and Wildlife Foundation to fund projects in Virginia related to the protection of the environmental health of the Chesapeake Bay. The plea agreement has been approved by the U.S. District Court for the Eastern District of Virginia.

“Omega Protein, Inc. is committed to ensuring that we operate in compliance with federal and state environmental requirements. The Company has expended significant resources to strengthen its environmental compliance systems across its operations.” said Bret Scholtes, the Company’s Chief Executive Officer. “We are committed to being a responsible corporate citizen and protecting the ocean waters upon which we all rely.”

About Omega Protein

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein’s mission is to help people lead healthier lives with better nutrition through sustainability sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.